Exhibit 4.2
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the material terms of the securities of System1, Inc. registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our stock does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of the Certificate of Incorporation (“Charter”) and Second Amended and Restated Bylaws (“Bylaws”), copies of which have been filed as exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. As used in this “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” references to the “Company,” “System1,” “we,” “our” or “us” refer solely to System1, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires, and references to “Trebia” refer to the Company, formerly known as Trebia Acquisition Corp., a Cayman Islands exempted company, prior to business combination (the “Business Combination”) pursuant to that certain business combination agreement, dated as of June 28, 2021, as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among S1 Holdco, LLC , System1 SS Protect Holdings, Inc. and the other parties signatory thereto.
Authorized and Outstanding Stock
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (“DGCL”). Our authorized capital stock consists of 100,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and 527,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), which consists of 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”), 25,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and 2,000,000 shares of Class D Common Stock (the “Class D Common Stock”). Unless our board of directors (the “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At annual and special meetings of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Charter and Bylaws (collectively, the “Organizational Documents”) or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Reservation of Shares. Under our Charter, we will have at all times, authorized and unissued shares of Class A Common Stock for the purposes of effecting any redemptions or exchanges under the sixth amended and restated limited liability company operating agreement by and among S1 Holdco, LLC, System1 and any successor managing member (the “New S1 Holdco Agreement”) or the conversion of Class D Common Stock.
Class C Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class C Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At any annual and special meeting of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Future Issuances. Under our Charter, System1 is not permitted to issue additional shares of Class C Common Stock, other than in connection with the valid issuance of the class A units of S1 Holdco and the class B units of S1 Holdco (the “S1 Holdco Common Units”) under the New S1 Holdco Agreement.
Restriction on Transfer. Under our Charter, holders of Class C Common Stock may only transfer their Class C Common Stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.
Class D Common Stock
Voting Rights. Except as provided in our Charter or as required by applicable law, holders of Class D Common Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of Class D Common Stock.
Restriction on Transfer. Under our Charter, holders of Class D Common Stock may only transfer their Class D Common Stock to certain permitted transfers.
Conversion. Class D Common Stock will automatically convert into Class A Common Stock on a one-for-one basis if the volume-weighted average price (“VWAP”) of the Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days (the “System1 Class D Conversion Event”) before the fifth anniversary of January 27, 2022. If the System1 Class D Conversion Event has not occurred by the fifth anniversary of January 27, 2022, all outstanding shares of Class D Common Stock will automatically be forfeited to the Company and canceled for no consideration therefor, including any dividends or dividend catch-up payments owed in respect thereof.
Preferred Stock
Voting Rights. Except as provided in our Charter (including in connection with the establishment of any new series of preferred stock) or as required by applicable law, holders of Preferred Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote on an amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock will entitle the holders of Preferred Stock will be entitled to vote as a separate class thereon.
Our Charter authorizes our Board to establish additional series of preferred stock. Unless required by law or any stock exchange, the authorized preferred stock will be available for issuance without further action by the holders of Common Stock. Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of System1 without further action by our Stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Dividend Rights
Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of Class A Common Stock and Class D Common Stock will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by our Board out of funds legally available therefor. The holders of Class C Common Stock are not entitled to any dividends declared by our Board, except in the case of a stock dividend, pursuant to our Charter. Holders of Class D Common Stock will only receive dividends declared in respect thereof upon the conversion of Class D Common Stock to Class A Common Stock, as described above.
Winding-Up
If System1 is wound up, the holders of Class A Common Stock, after paying off any liabilities, and the amounts owed to the holders of Preferred Stock, if any, may divide amongst the themselves the assets of System1. The holders of Class C Common Stock and Class D Common Stock are not entitled to any assets of System1 upon being wound up and liquidated, except for the par value of the shares thereof.

Preemptive Rights; Sinking Fund Provisions
The holders of System1 Common Stock have no preemptive rights or other subscription rights. There are no sinking fund provisions applicable to System1 Stock.
System1 Warrants
In connection with the Business Combination, each redeemable warrant purchased in a private placement in connection with the initial public offering of Trebia and originally issued in the initial public offering of Trebia, which was consummated on June 19, 2020 (the “Trebia Public Warrants”) that were outstanding immediately prior to the effective time of the Business Combination, pursuant to and in accordance with the warrant agreement covering such warrants, were automatically and irrevocably modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Class A ordinary shares, par value $0.0001 per share, of Trebia (the “Trebia Class A Ordinary Shares”) set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire the same number of shares of Class A Common Stock per warrant on the same terms (each a “Warrant”).
Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to the satisfaction of any applicable conditions. Only a whole Warrant may be exercised at a given time by a warrant holder. A holder of Warrants will not be able to exercise any fraction of a Warrant.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to System1 satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the System1 Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.10 per Warrant, provided that the Reference Value equals or exceeds $10.00 per share (subject to adjustment). During the 30-day redemption period, registered holders of the Warrants may elect to exercise their Warrants on a “cashless basis” and receive a number of Class A Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the Redemption Fair Market Value (a “Make-Whole Exercise”).

	Redemption Fair Market Value of System1 Class A Share
Redemption Date (period to expiration of warrants)	<$	10.00	$11	$12	$13	$14	$15	$16	$17	>$	18.00
60 months		0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each

Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a System1 Warrant is adjusted.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the warrants. System1 has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Trebia’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we chooses to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in its best interest to do so. As such, we would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Anti-dilution Adjustments.
Following the conversion of the Trebia Public Warrants into Warrants, the Warrants will be subject to anti-dilution adjustments, as summarized in the paragraphs below.
Sub-Divisions. If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend of Class A Common Stock, or by a sub-division of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Class A Common Stock issuable on exercise of each System1 Warrant shall be increased in proportion to such increase in the issued and outstanding Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the “Historical Fair Market Value” will be deemed a capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.
Dividends. In addition, if at any time while the System1 Warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination and (c) certain other dividends or distributions in connection with redemption rights of the holders of Class A Common Stock existing prior to the completion of the Business Combination.
Aggregation of Shares. If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Common Stock, or in the case of any merger or consolidation of System1 with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event, provided however, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value.
Notices of Changes in Warrant. Upon every adjustment of the Warrant price or the number of shares issuable upon exercise of a Warrant, we shall give written notice thereof to the Warrant Agent, which notice shall state the price of a Warrant resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, we will give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
No Fractional Shares. We will not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.
Form of Warrant. The form of Warrant need not be changed because of any adjustment, and Warrants issued after such adjustment may state the same warrant price and the same number of shares as is stated in the Warrants initially issued pursuant to the Warrant Agreement; provided, however, that System1 may at any time in its sole discretion make any change in the form of Warrant that we may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
Other Events. In case any event shall occur affecting System1 as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, we will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a business combination. We will adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Class B ordinary shares, par value $0.0001 per share, of Trebia (the “Trebia Class B Ordinary Shares”) into Trebia Class A Ordinary Shares.

System1’s Transfer Agent and Warrant Agent
The transfer agent for System1 Stock and Warrant Agent for Warrants is Continental Stock Transfer & Trust Company.
Anti-Takeover Effects of the Charter, Bylaws and Certain Provisions of Delaware Law
Our Charter, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.
Action by Written Consent
Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply if and so long as Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, we may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of our stockholders.
In addition, our Board is generally authorized to issue shares additional series of preferred stock having such terms, powers, rights and preferences as our Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of System1 or the removal of System1 management.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of System1 by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” with certain permitted exceptions.
Election and Removal of Directors and Vacancies
Our Charter provides that our Board will determine the number of directors who will serve on our Board, subject to the rights set forth in the Stockholders Agreement. Our Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following January 27, 2022. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following January 27, 2022, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.
In addition, our Charter provides that any vacancy on our Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement (as defined in our Bylaws) and any rights of the holders of Preferred Stock.
No Cumulative Voting
Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. Our Charter does not authorize cumulative voting.

Special Stockholder Meetings
Our Charter provides that a special meeting of stockholders may be called only by or at the direction of our Board, the Chairman of our Board or by the Secretary of the Company at the request of any holder of greater-than fifty (50%) of the total voting power of the outstanding shares. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board or pursuant to the Stockholders Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or sixty days after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth day following the day on which public disclosure of the date of the annual meeting was first made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
Our Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of System1.
Voting Requirements
Our Charter provides that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our Charter. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Exclusive Forum
Our Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).
Our Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of System1 and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Listing
Our Class A Common Stock and Warrants are listed on the NYSE under the symbols “SST” and “SST.WS,” respectively.